Registration No. 333-45774
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       (Post-Effective Amendment Number 2)

                                   Hunapu Inc.
                 (Name of small business issuer in its charter)

           Nevada                          6799                   88-0462762
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

      1700 West Horizon Ridge Parkway - Suite 202, Henderson, Nevada 89012
              Telephone: (702) 614-1750; Telecopier: (702) 614-1790
          (Address and telephone number of principal executive offices)

                    John C. Francis, Chief Executive Officer
                                  Hunapu Inc.
                   1700 West Horizon Ridge Parkway - Suite 202
                             Henderson, Nevada 89012
                            Telephone: (702) 614-1750
                           Telecopier: (702) 614-1790
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

                                   ----------

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

Explanatory Note

We, Hunapu Inc., have determined not to proceed with the transactions contemplated by the Restated Merger Agreement and Plan of Merger, dated as of July 3, 2002, among us, Critical Acquisition Corp., Critical Home Care, Incorporated and certain of our stockholders and certain stockholders of Critical Home Care. As a result of this determination, we have mutually agreed with the other parties to the restated merger agreement to abandon the transactions contemplated by the restated merger agreement.

We were organized as a Nevada corporation on January 19, 2000 as a "blank check" company for the purpose of creating a corporate vehicle to seek, investigate and, if the investigation warrants, acquire one or more interests in business opportunities presented to us by persons or firms who or which desire to employ our funding in their businesses or to seek the perceived advantages of a publicly-held corporation.

We completed our initial public offering in February 2002. We sold a total of 600,000 units in our IPO, at a price of $0.03 per unit. Each unit sold in the IPO, as adjusted, consists of four shares of our common stock and one-third (1/3) of one Class A Redeemable Common Stock Purchase Warrant. Each full Class A Warrant entitles its holder to purchase four shares of our common stock. All of the IPO units were sold for our benefit and there were no selling stockholders in the IPO.

All of the proceeds of the IPO, totaling $18,000, were placed into escrow in accordance with Rule 419 promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933. Rule 419 requires us, as a "blank check" company, to have the proceeds from our IPO held in escrow pending the earlier of the (a) expiration of an eighteen month period commencing on the date on which the registration statement for our IPO was originally declared effective or (b) reconfirmation by a sufficient number of investors in our IPO of their respective purchases in the IPO following receipt by these investors of a prospectus containing required information and disclosures concerning, among other matters, the results of the IPO and our proposed acquisition of one or more businesses or assets that will constitute our business and for which the fair value of the business(es) or net assets to be acquired represents at least 80% of the maximum proceeds to be received from the IPO, including any proceeds received upon exercise of the Class A Warrants included in the units sold in our IPO. The date of expiration of such eighteen month period is May 8, 2003.

We had entered into the restated merger agreement in contemplation of complying with Rule 419 by consummating a merger with Critical Home Care. We intend to continue to seek an appropriate merger/acquisition candidate in order to consummate a transaction complying with Rule 419 prior to the termination of the eighteen month deadline provided in the Rule 419.

Item 27. Exhibits and Financial Statement Schedules.

(a)   Exhibits

  Exhibit
  Number   Description
  ------   -----------
    3.1    Articles of Incorporation.*
    3.2    By-Laws.*
    4.1    Specimen common stock certificate.*
    4.2    Specimen Class A Warrant certificate.*
    5.1    Opinion of Snow Becker Krauss P.C. *
   10.1    Escrow Agreement, between Crest View Inc. and Southwest Escrow Company.*
   10.2    Promissory Notes, made August 31, 2000.*
   10.3    Promissory note, made February 12, 2001.*
   10.4    Promissory note, made April 6, 2001.*
   10.5    Letter from Putun, LLC, dated August 30, 2001, extending due date of
           Promissory Note made August 31, 2000.*
   10.6    Agreement of Putun, LLC agreeing to extend due dates of Promissory Notes.*
   10.7    Agreement and Plan of Merger, dated as of May 10, 2002, among Hunapu, Inc., Classic
           Healthcare Solutions, Inc. and Critical Home Care Inc.*
   10.8    Restated Merger Agreement and Plan of Reorganization, dated as of July 3, 2002, among
           Hunapu Inc., Critical Acquisition Corp., Critical Home Care, Incorporated and certain stockholders of Hunapu Inc. and Classic Home Care Inc.*
   10.9    Termination and Settlement Agreement, dated as of September 6, 2002, among John C.
           Francis, Putun LLC, Hunapu Inc., Critical Acquisition Corp., Critical Home Care, Inc.,
           David S. Bensol, Bradley D. Smith and Snow Becker Krauss P.C.

----------
*      Previously filed.  See Exhibit Index.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Henderson, State of Nevada on September 20, 2002.

                                            Hunapu Inc.


                                            By: /s/ John C. Francis
                                               ---------------------------------
                                                John C. Francis, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

               Signature                 Title                                                Date
               ---------                 -----                                                ----
          /s/ John C. Francis            Chairman of the Board, President and                 September 20, 2002
--------------------------------------   Treasurer (Principal Executive Officer
            John C. Francis              and Principal Accounting and Financial Officer)

                                  EXHIBIT INDEX

  Exhibit
  Number   Description
  ------   -----------

    3.1 Articles of Incorporation. [Previously filed as an exhibit to this Registration Statement on Form SB-2.]

    3.2 By-Laws. [Previously filed as an exhibit to this Registration Statement on Form SB-2.]

    4.1 Specimen common stock certificate. [Previously filed as an exhibit to this Registration Statement on Form SB-2.]

    4.2 Specimen Class A Warrant certificate. [Previously filed as an exhibit to this Registration Statement on Form SB-2.]

    5.1 Opinion of Snow Becker Krauss P.C. [Previously filed as an exhibit to Amendment Number 5 to this Registration Statement on Form SB-2.]

   10.1 Escrow Agreement, between Crest View Inc. and Southwest Escrow Company. [Previously filed as an exhibit to Amendment Number 3 to this Registration Statement on Form SB-2.]

   10.2 Promissory Notes, made August 31, 2000. [Previously filed as an exhibit to Amendment Number 3 to this Registration Statement on Form SB-2.]

   10.3 Promissory note, made February 12, 2001. [Previously filed as an exhibit to Amendment Number 3 to this Registration Statement on Form SB-2.]

   10.4 Promissory note, made April 6, 2001. [Previously filed as an exhibit to Amendment Number 3 to this Registration Statement on Form SB-2.]

   10.5 Letter from Putun, LLC, dated August 30, 2001, extending due date of Promissory Note made August 31, 2000. [Previously filed as an exhibit to Amendment Number 4 to this Registration Statement on Form SB-2.]

   10.6 Agreement of Putun, LLC agreeing to extend due dates of Promissory Notes. [Previously filed as an exhibit to Amendment Number 5 to this Registration Statement on Form SB-2.]

   10.7 Agreement and Plan of Merger, dated as of May 10, 2002, among Hunapu, Inc., Classic Healthcare Solutions, Inc. and Critical Home Care Inc. [Incorporated by reference to exhibit 10.1 of the Current Report on Form 8-K (Date of Report: May 10, 2002) of Hunapu, Inc. filed with the Securities and Exchange Commission on May 14, 2002 (Commission File Number: 333-45774).]

   10.8 Restated Merger Agreement and Plan of Reorganization, dated as of July 3, 2002, among Hunapu Inc., Critical Acquisition Corp., Critical Home Care, Incorporated and certain stockholders of Hunapu Inc. and Classic Home Care Inc. [Previously filed as Appendix A to the reconfirmation prospectus included in Post-Effective Amendment Number 1 to this Registration Statement on Form SB-2.]

   10.9 Termination and Settlement Agreement, dated as of September 6, 2002, among John C. Francis, Putun LLC, Hunapu Inc., Critical Acquisition Corp., Critical Home Care, Inc., David S. Bensol, Bradley D. Smith and Snow Becker Krauss P.C.